Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Athersys, Inc. for the registration of 20,000,000 shares of its common stock and warrants and to the incorporation by reference therein of our reports dated March 13, 2014, with respect to the consolidated financial statements and schedule of Athersys, Inc. and, the effectiveness of internal control over financial reporting of Athersys, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 13, 2014